UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2017

CRISPR THERAPEUTICS AG

(Exact Name of Company as Specified in Charter)

Switzerland	001-37923	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Baarerstrasse 14

6300 Zug

Switzerland

+41 61 228 7800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 2, 2017, the Board of Directors (the “Board”) of CRISPR Therapeutics AG (the “Company”) accepted Rodger Novak, M.D.’s resignation from his position as Chief Executive Officer (“CEO”), effective December 1, 2017 (the “Transition Date”). Effective on the Transition Date, Samarth Kulkarni, Ph.D., who has served as the President and Chief Business Officer of the Company since May 2017, and the Chief Business Officer since 2015, will become Chief Executive Officer. Effective on the Transition Date, Dr. Novak will become President of the Company and will continue serving as a member of the Board.

Prior to joining the Company, Dr. Kulkarni was at McKinsey & Company from 2006 to 2015, with various titles, his most recent being Partner within the Pharmaceuticals and Biotechnology practice. Dr. Kulkarni received a Ph.D. in Bioengineering and Nanotechnology from the University of Washington and a B. Tech. from the Indian Institute of Technology.

In connection with Dr. Kulkarni’s appointment to the position of Chief Executive Officer, the Company’s wholly owned subsidiary, CRISPR Therapeutics, Inc., entered into a Second Amended and Restated Employment Agreement (the “Employment Agreement”) with Dr. Kulkarni dated October 2, 2017, that amended and restated his previous agreement dated May 3, 2017.

Pursuant to the terms of the Employment Agreement, Dr. Kulkarni is entitled to receive his current annual base salary of $415,000 up to the Transition Date and, effective on the Transition Date, his annual base salary will be increased to $500,000, subject to yearly adjustments as determined by the Board. Dr. Kulkarni is also eligible for an annual performance bonus of not less than 45% of his annual salary prior to the Transition Date and not less than 50% of his annual salary from and after the Transition Date, subject to the achievement of performance targets determined by the Board.

In connection with entering into the Employment Agreement and conditioned upon his continued employment as of the Transition Date, Dr. Kulkarni will receive on the Transition Date (a) an option to purchase 260,000 of the Company’s common shares, nominal value of $0.03 per share (the “Common Shares”), which shall vest in 48 equal monthly installments commencing upon the one-month anniversary of the grant date and (b) 26,667 restricted stock units which shall vest in 16 quarterly installments commencing upon the three-month anniversary of the grant date, in each case, subject to Dr. Kulkarni’s continued employment with the Company or any subsidiary as of each vesting date. The options shall be issued with a per-share option exercise price equal to the closing market price of a Common Share on the NASDAQ Global Market as of the date of the grant, which the Board determines to be the per share fair market value of the common shares as of such date.

In addition, on the Transition Date, Dr. Kulkarni will receive a performance based stock option grant for 150,000 Common Shares (the “Performance Based Option Grant”). Dr. Kulkarni will earn, but not vest in, 50% of the Performance Based Option Grant (the “Earned Options”) in the event the Company’s Average Stock Price (as defined in the Employment Agreement) exceeds $40.00 per share at any time prior to the third anniversary of the grant date of the Performance Based Grant (the “Vesting Date”). The remaining 50% of the Performance Based Option Grant will become Earned Options, but not vest, if the Company’s Average Stock Price exceeds $50.00 per share at any time prior to the Vesting Date. Any portion of the Performance Based Option Grant have not become

Earned Options by the Vesting Date will be cancelled and forfeited by Dr. Kulkarni. Seventy-five percent of any Earned Options will vest on the Vesting Date, subject to Dr. Kulkarni’s continued employment with the Company, and the remaining 25% of any Earned Options will vest on the second anniversary of the Vesting Date, subject to Dr. Kulkarni’s continued employment with the Company. If Dr. Kulkarni’s employment with the Company is terminated due to an Involuntary Departure (as defined in the Employment Agreement), any Earned Options that are unvested will vest in full. In the event the Sale Event (as defined in the Company’s 2016 Stock Option and Incentive Plan) that occurs after the Vesting Date, any Earned Options that are unvested will become fully vested. If the Sale Event that occurs before the Vesting Date, any portion of the Performance Based Option Grant that has not become Earned Options will be eligible to be earned if the Average Stock Price as of the consummation of the Sale Event exceeds the $40.00 or $50.00 per share, as applicable. The options in the Performance Based Option Grant shall be issued with a per-share option exercise price equal to the closing market price of a Common Share on the NASDAQ Global Market as of the date of the grant, which the Board determines to be the per share fair market value of the common shares as of such date

The other material terms of Dr. Kulkarni’s employment agreement were not amended.

There are no family relationships between Dr. Kulkarni and any director or executive officer of the Company.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the Company’s press release announcing the transition is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement, dated October 2, 2017, by and between CRISPR Therapeutics, Inc. and Samarth Kulkarni

99.1	Press release dated October 2, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRISPR THERAPEUTICS AG

Date: October 2, 2017	By:	/s/ Rodger Novak, M.D.
Rodger Novak, M.D.
Chief Executive Officer